Exhibit 99.1

FOR IMMEDIATE RELEASE MONDAY, AUGUST 20, 2007	COMPANY CONTACT: Ryan Bowie Vice President and Treasurer (312) 658-576

STRATEGIC HOTELS & RESORTS ANNOUNCES APPOINTMENT OF HILTON GROUP
PLC FORMER CEO, SIR DAVID MICHELS, TO EUROPEAN ROLE

CHICAGO – August 20, 2007 –Strategic Hotels & Resorts (NYSE: BEE) announced today the appointment of Sir David M. C. Michels, 61, a member of the company’s board of directors, to the newly created consulting position of Senior European Strategist.  In this capacity, Michels will coordinate and advance the company’s European strategy.  Michels will retain his board position, however will resign from all committees and relinquish associated responsibilities, including his role as Chairman of the Compensation Committee.

Michels has spent 37 years in the leisure industry, primarily in hotels.  He currently sits on the board of directors of The British Land Company plc, easyJet plc and Marks & Spencer plc. From 2000 until 2006, he was CEO of Hilton Group plc and from 1999 to 2000, he was CEO of Hilton International.  Michels was a non-executive director of Hilton Hotels Corporation from 2000 to 2005 and served as CEO of Stakis plc from 1991 to 1999.

Laurence Geller, chief executive officer of Strategic Hotels & Resorts, commented, “Europe has always been a vital component of this company’s overall strategic plan.  We are thrilled to capitalize on Sir David’s impressive depth of hotel experience, unsurpassed reputation, contacts and influence that he will bring to this role.  With his concentrated efforts on both our existing properties and the burgeoning European marketplace, our corporate senior management team can focus its attention more completely on the broad range of opportunities and project execution in our North American portfolio, with the confidence that, under Sir David’s aegis, we are improving and strategically considering the expansion of our European business."

Michels will continue to reside and establish his base for Strategic Hotels & Resorts’ operations in London.

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About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in North America, Mexico and Europe.  The company currently has ownership interests in 21 properties with an aggregate of 10,164 rooms.  For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”).  Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the ongoing restoration and rehabilitation of the New Orleans property and the accounting treatment of ongoing accounting expenses incurred at the property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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